Exhibit 5.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 6000 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 AMERICA • ASIA PACIFIC • EUROPE

August 9, 2017

Range Resources Corporation

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

Re: 5.75%	Senior Notes due 2021; 5.875% Senior Notes due 2022;

 5.00% Senior Notes due 2022; 5.00% Senior Notes due 2023

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Range Resources Corporation, a Delaware corporation (the “Company”), and the subsidiaries of the Company listed in Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) $475,952,000 aggregate principal amount of the Company’s 5.75% Senior Notes Due 2021 (the “New 2021 Notes”) and the related guarantees of the New 2021 Notes (the “New 2021 Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 5.75% Senior Notes Due 2021 (the “Old 2021 Notes”) and the related guarantees of the Old 2021 Notes (the “Old 2021 Guarantees”) by the Guarantors, (ii) $329,244,000 aggregate principal amount of the Company’s 5.875% Senior Notes Due 2022 (the “New 5.875% 2022 Notes”) and the related guarantees of the New 5.875% 2022 Notes (the “New 5.875% 2022 Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 5.875% Senior Notes Due 2022 (the “Old 5.875% 2022 Notes”) and the related guarantees of the Old 5.875% 2022 Notes (the “Old 5.875% 2022 Guarantees”) by the Guarantors, (iii) $580,032,000 aggregate principal amount of the Company’s 5.00% Senior Notes Due 2022 (the “New 5.00% 2022 Notes”) and the related guarantees of the New 5.00% 2022 Notes (the “New 5.00% 2022 Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 5.00% Senior Notes Due 2022 (the “Old 5.00% 2022 Notes”) and the related guarantees of the Old 5.00% 2022 Notes (the “Old 5.00% 2022 Guarantees”) by the Guarantors, and (iv) $741,531,000 aggregate principal amount of the Company’s 5.00% Senior Notes Due 2023 (the “New 2023 Notes” and, together with the New 2021 Notes, the New 5.875% 2022 Notes and the New 5.00% 2022 Notes, the “New Notes”) and the related guarantees of the New 2023 Notes (the “New 2023 Guarantees” and, together with the New 2021 Guarantees, the New 5.875% 2022 Guarantees and the New 5.00% 2022 Guarantees, the “New Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 5.00% Senior Notes Due 2023 (the “Old 2023 Notes” and together with

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August 9, 2017

the Old 2021 Notes, the Old 5.875% 2022 Notes and the Old 5.00% 2022 Notes, the “Old Notes”) and the related guarantees of the Old 2023 Notes (the “Old 2023 Guarantees” and, together with the Old 2021 Guarantees, the Old 5.875% 2022 Guarantees and the Old 5.00% 2022 Guarantees, the “Old Guarantees”) by the Guarantors.

The Old 2021 Notes and the Old 2021 Guarantees were, and the New 2021 Notes and the New 2021 Guarantees will be, issued under the 2021 Notes Indenture (as defined in the Registration Statement). The Old 5.875% 2022 Notes and the Old 5.875% 2022 Guarantees were, and the New 5.875% 2022 Notes and the New 5.875% 2022 Guarantees will be, issued under the 5.875% 2022 Notes Indenture (as defined in the Registration Statement). The Old 5.00% 2022 Notes and the Old 5.00% 2022 Guarantees were, and the New 5.00% 2022 Notes and the New 5.00% 2022 Guarantees will be, issued under the 5.00% 2022 Notes Indenture (as defined in the Registration Statement). The Old 2023 Notes and the Old 2023 Guarantees were, and the New 2023 Notes and the New 2023 Guarantees will be, issued under the 2021 Notes Indenture (as defined in the Registration Statement)(the 2021 Notes Indenture, the 5.875% 2022 Notes Indenture, the 5.00% 2022 Notes Indenture and the 2023 Notes Indenture are collectively referred to as the “Indentures” and each, an “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indentures (including the forms of the New Notes) and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indentures and the issuance of Old Notes and the New Notes by the Company and the resolutions adopted by the board of managers, board of directors, sole member or sole stockholder, as the case may be, of each Guarantor relating to the Registration Statement, the applicable Indenture and the issuance by each Guarantor of the Old Guarantees and the New Guarantees. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and the Guarantors and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to or obtained by us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to or obtained by us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Guarantors.

Based on and subject to the foregoing and the other assumptions, limitations and qualifications set forth herein, we are of the opinion that each series of New Notes will be validly issued and binding obligations of the Company and the New Guarantees of each series of New Notes by the Guarantors will be valid and binding obligations of the Guarantors when:

(i)    the Registration Statement, as finally amended (if applicable), shall have become effective under the Securities Act and the applicable Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

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(ii)    such series of New Notes shall have been duly executed by authorized officers of the Company and authenticated by U.S. Bank National Association, as trustee under the applicable Indenture, all in accordance with the applicable Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes of such series in the manner described in the Registration Statement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any Securities (as defined in the Indentures) or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance and delivery of the New Notes and the New Guarantees:

(1)    the performance by the Company and the Guarantors of the Indentures and the issuance, delivery and performance by the Company of the New Notes or by the Guarantors of the New Guarantees will not (A) contravene or violate the organizational documents of the Company or the Guarantors, as applicable, (B) violate any law, rule or regulation applicable to the Company or the Guarantors, (C) result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantors or any order, judgment or decree of any court or governmental authority applicable to the Company or the Guarantors or (D) require any authorization, approval or other action by, or notice to or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices or filings which shall have been obtained or made, as the case may be, and which shall be in full force and effect); and

(2)    there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Indentures, the New Notes or the New Guarantees.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party

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thereto; provided that we make no such assumption in clause (i), (ii) or (iii) insofar as such assumption relates to the Company or the Guarantors. We have also assumed that no event has occurred or will occur that would cause the release of the New Guarantees by any Guarantor under the terms of the Indentures.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of such State). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP

Schedule I

Name of Guarantor	State of Incorporation or Formation
Energy Assets Operating Company, LLC	Delaware
Range Energy Services Company, LLC	Delaware
Range Production Company, LLC	Delaware
Range Resources—Appalachia, LLC	Delaware
Range Resources—Louisiana Inc.	Delaware
Range Resources—Midcontinent, LLC	Delaware
Range Resources—Pine Mountain, Inc	Delaware
Range Louisiana Operating, LLC	Delaware